EXHIBIT 12

June 17, 2020

Re: Offering Circular for HIS CAPITAL FUND III, LLC on Form 1-A

To whom it may concern:

We have been retained by HIS CAPITAL FUND III, LLC, a Delaware limited liability company (the "Company"), in connection with the Offering Circular (the "Offering Circular") on Form 1-A, relating to the offering of 50,000 Class A Membership Interests to be sold. The Company has requested that we render our opinion as to whether the securities proposed to be issued on terms set forth in the Offering Circular will be validly issued, fully paid, and non-assessable. The purchasers of the securities will have no obligation to make payments to the Company other than the price for the securities. Purchasers will not have any obligations to creditors of the Company due to the purchasers’ ownership of the Class A Membership Interests.

In connection with the request, we have examined the following:

1. Articles of Organization of the Company;

2. Operating Agreement of the Company; and

3. The Offering Circular

We have examined such other corporate records and documents and have made such other examinations, as deemed relevant.

Members of our firm involved in the preparation of this opinion are licensed to practice law in the state of California and we do not purport to be experts on, or to express any opinion herein concerning, the laws of any jurisdiction other than the laws of the state of California, the federal law of the United States, and the Delaware Limited Liability Company Act.

Based on the above examination, we are of the opinion that the securities of the Company to be issued pursuant to the Offering Circular are validly authorized and will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit and to the Offering Circular and to the reference to our firm under “Experts” in the related Offering Circular. In giving the foregoing consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the Securities and Exchange Commission.

Sincerely,

/s/ Crowdfunding Lawyers, LLP

CROWDFUNDING LAWYERS, LLP

29901 Murrieta Hot Springs Road Ste G-135

Murrieta CA, 92563

Phone: (323) 799-1342

Web: www.CrowdfundingLawyers.net